Exhibit 99.1

Contact: Courtney Guertin
Director, Marketing & Communications
cguertin@mediageneral.com
(401) 457-9501

FOR IMMEDIATE RELEASE

December 24, 2014

Media General Announces Results of Merger Consideration Elections of LIN Media Shareholders

RICHMOND, Va. – Media General, Inc. (NYSE:MEG), one of the nation's largest multimedia companies, announced on December 19, 2014 that it had closed its merger with LIN Media LLC.

In connection with the merger, the former shareholders of LIN Media had the option to make an election to receive either $25.97 in cash or 1.4714 shares of voting common stock of Media General, subject to pro-ration in accordance with the terms of the merger agreement, in exchange for their shares of LIN Media. Because the cash consideration was oversubscribed, all LIN Media shareholders who made an election to receive cash consideration for their LIN Media shares will have the cash consideration pro-rated, and a portion of the cash consideration otherwise payable in respect of those shares will be substituted with shares of voting common stock of Media General.

Based on the final results of the elections made by LIN Media’s shareholders:

●

LIN Media shareholders elected to receive cash consideration in respect of 46,756,841, or approximately 81.4%, of the outstanding LIN Media shares. As a result of the pro-ration mechanism reflected in the merger agreement, LIN Media shareholders will receive $16.32 in cash and 0.5468 shares of voting common stock of Media General for each LIN Media share for which a cash election was made;

●

LIN Media shareholders elected to receive share consideration in respect of 8,748,299, or approximately 15.2%, of the outstanding LIN Media shares. Because the share consideration was not oversubscribed, in accordance with the merger agreement, LIN Media shareholders will receive 1.4714 shares of voting common stock of Media General for each LIN Media share for which a share election was made; and

●

LIN Media shareholders made no election in respect of 1,902,448, or approximately 3.3%, of outstanding LIN Media shares. In accordance with the terms of the merger agreement, LIN Media shareholders will receive 1.4714 shares of voting common stock of Media General for each LIN Media share for which no election was made.

Pursuant to the merger agreement, fractional shares of voting common stock of Media General will be paid in cash based on a $16.32 price per share of Media General voting common stock (based on the average daily volume weighted average price of the Media General voting common stock over the five trading days ending on December 18, 2014).

In the merger, Media General is issuing a total of approximately 41,239,715 shares of voting common stock and paying approximately $763 million in cash to the former LIN Media shareholders.

About Media General

Media General is one of the nation's largest multimedia companies that operates or services 71 television stations in 48 markets along with the industry's leading digital media business. We offer consumers and advertisers premium quality entertainment and information, content and distribution on every screen. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and 43% of the U.S. Internet audience.

Media General has the industry's largest and most diverse digital media business with a growing portfolio that includes LIN Digital, LIN Mobile, HYFN, Dedicated Media, Federated Media and BiteSizeTV. We deliver integrated digital marketing solutions utilizing our comScore Top 15 Video and Top 25 Display market share, as well as the latest in content marketing, video, display and mobile advertising solutions, social intelligence and reporting across all screens.  With unmatched local-to-national reach, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences on all screens.

Media General trades on the NYSE under the symbol “MEG”.  For more information, visit www.mediageneral.com.